FOR IMMEDIATE RELEASE

Contact: Rich Cleys

Chief Financial Officer

ScanSource, Inc.

864 286-4358

ScanSource Posts Quarterly Sales

GREENVILLE, SC-July 8, 2008--ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced that sales results for its quarter ended June 30, 2008 are expected to be in a range of $549 to $557 million compared to $524.3 million for the same period one year ago.

Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval ScanSource does not comment on its margin, the mix of its sales, or other information that would be necessary to draw a conclusion about net income and earnings per share. On its August 21, 2008 quarter and fiscal year end conference call, ScanSource expects to share final sales results by geographies and product areas, and provide a forecast for the following quarter.

ScanSource, Inc. {NASDAQ:SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through four sales units: ScanSource POS and Barcoding [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); ScanSource Communications (video conferencing, telephony and communications products); and ScanSource Security (electronic security products).

ScanSource, Inc. serves the North America, Latin America and Europe markets. Founded in 1992, the Company ranks #901 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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